Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION RECEIVES NYSE CONTINUED LISTING STANDARD NOTICE

BRENTWOOD, Tenn. (May 3, 2019) – Quorum Health Corporation (NYSE: QHC) (the “Company”) today announced that it was notified (the “Notice”) on April 30, 2019 by the New York Stock Exchange, Inc. (the “NYSE”) that it was not in compliance with the NYSE’s continued listing standards as a result of the Company’s average market capitalization being less than $50 million over a consecutive 30 trading-day period and the most recently reported stockholders’ equity of the Company also being less than $50 million. As set forth in the Notice, as of April 25, 2019, the 30-trading day average market capitalization of the Company was approximately $44.0 million and the Company’s last reported stockholders’ deficit as of December 31, 2018 was approximately ($90.4) million.

In accordance with the NYSE rules, the Company intends to notify the NYSE within 10 business days of receipt of the Notice that the Company intends to cure the deficiency. Under the NYSE rules, the Company has 45 days from the receipt of the Notice to submit a plan advising the NYSE of definitive action the Company has taken, or is taking, which would bring the Company into conformity with continued listed standards within 18 months of receipt of the Notice. Within 45 days of receipt of the plan, the NYSE will make a determination as to whether the Company has made a reasonable demonstration of an ability to come into conformity with the relevant standards in the 18 month period. If the NYSE accepts the plan, the Company’s common stock will continue to be listed and traded on the NYSE during the 18 month cure period, subject to the Company’s compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan. The Company’s common stock will continue to trade under the symbol “QHC”, but will have an added designation of “.BC” to indicate the status of the common stock as being “below compliance”.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements, nor does it conflict with or cause an event of default under any of the Company’s debt agreements.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 26 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,458 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Certain statements contained in this news release are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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